Exhibit 1.03

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Completes Acquisition of Majority Stake In Leading Provider of ERP Solutions in
Southern China

BEIJING, ATLANTA, March 31, 2008 - CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced it completed its acquisition of a 51 percent stake in Integrated Solutions Limited (ISL), a Hong Kong-based vendor of ERP systems designed for small and medium-sized discrete manufacturers in China.

“With this investment, along with our award-winning solutions, services, extensive infrastructure and deep expertise of the China market, we are now strongly positioned to more fully exploit the significant opportunities in the largest manufacturing market in the world,” said Peter Yip, executive chairman of CDC Software. “We plan to leverage ISL’s impressive track record of hundreds of successful deployments in southern China as we expand our market presence throughout the country. With our highly-popular Ross Enterprise applications for process manufacturers and the addition of ISL’s applications for discrete manufacturers, we now have solutions for the entire industry. A top priority for us will be to expand rapidly in China, particularly targeting the millions of small and medium-size manufacturers with our complementary software solutions. Additionally, our longer-range plans will include the expansion of ISL into other growing markets such as Southeast Asia, India and Middle East. ”

As previously announced, ISL joins CDC Software’s successful Franchise Partner Program that includes Franchise Partners located in India, Argentina, Spain and Mexico. Under this program, CDC Software establishes strategic relationships with partners in selected geographies through majority control, as well as minority investments.

ISL provides complete ERP solutions designed to address the needs of small and medium-sized discrete manufacturers in the electronics, toy, watch and furniture industries in China. With company headquarters in Hong Kong, ISL has been successfully selling and deploying these solutions throughout southern China. CDC Software plans to help ISL expand beyond its current focus to other parts of China, the Middle East, Southeast Asia, India and other countries.

About Integrated Solutions Limited
Integrated Solutions Limited (ISL) has been a manufacturing software applications developer since 1985. ISL emphasizes the improvement of its products and its services to address the needs of small and medium sized discrete manufacturers in Hong Kong and the Southern China region. The award-winning e-M-POWER ERP suite used by more than 150 customers is a compete solution that addresses purchasing, sales, inventory, production, mold management, finance and compliance for small and medium sized discrete manufacturers. For more information about ISL, please visit www.isl.com.hk.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About the CDC Software Franchise Partner Program
The CDC Software Franchise Partner Program, established in April, 2006 funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investments in these companies facilitate expansion of their global distribution footprint, as well as help partners grow their business. Franchise Partner investments are targeted toward companies in high-growth geographies and so far the program has invested in five partners located in Latin America, India, China and Europe.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our acquisition of ISL and the effects thereof, expected growth, the ability to realize continued successes with marketing and selling ISL products in China and other territories, the ability to attain future expansion and enter into new markets, our ability to leverage ISL’s track record and leverage vertical industry specialization to gain competitive advantages, our ability to find, and take advantage of, significant opportunities in China and to expand geographically, the existence and success of synergies between ISL with CDC Software, our ability to provide infrastructure support to ISL, and other matters related to the acquisition of ISL, our beliefs regarding the success of our acquisitions, our continued improvement in customer satisfaction levels, the continued success and expected market acceptance of ISL solutions and our franchise partner program, ouor ability to provide solutions to an entire industry, and our plans strategies and priorities for the future, the continuation of our acquire, focus and grow strategy, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements;) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (g) and demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions;. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.